Exhibit 10.4

Employment Contract

This Labor Contract (this “Contract”) is made and entered into as of the [    ] day of                                  (mm/yy), in                      by and between the following parties:

ShangPharma Corporation (the “Company”), whose registered address is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands and whose principal executive offices are located at No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China; and

Mr./Ms. [                    ] (the “Employee”), with Identification Card No. of                                  and residing at

Article l Employment

1.1 Employment

1.1.1 Under the terms and conditions of this Contract, the Company hereby agrees to employ the Employee to work as                                  (title and work position) at                                  (working place). The Employee hereby agrees to accept such employment.

1.1.2 The Employee shall fully and actively discharge his/her duties as may be instructed by his/her respective Department Head or Supervisor and within the power as stipulated by the Company.

1.1.3 The Company and the Employee hereby acknowledge that, at any time during the Term (as defined below) of this Contract, in accordance with the operation demand of the Company and/or the Employee’s performance, the Company has the right to make appropriate adjustments to the duty and position of the Employee.

1.2 Term of Employment. This Contract shall become effective as of [                    ] (the “Effective Date”) and expire on [                    ](the “Term”), the first [                    ] months of which are probation period. Upon the expiration of this Contract, by mutual agreement of the parties, this Contract can be renewed.

1.3 Responsibilities of the Employee. The Employee hereby agrees that, in addition to the duties and responsibilities otherwise set forth herein, during the Term of this Contract, the Employee shall:

1.3.1 effectively perform his/her duties, use his/her best efforts to ensure the satisfactory accomplishment of the assignment to him/her by the Company, and achieve the job objectives set for him/her by the Company as may be supplemented or changed at any appropriate time by the Company; and

1.3.2 perform his/her duties hereunder faithfully and diligently for the Company in accordance with the terms hereunder, the rules and policies of the Company and the Applicable Laws (as defined in Article 9.9), not engage in any activities which are in violation of any Applicable Laws or rules of the Company or may be prejudicial to the interests of the Company, and seek no personal gains, directly or indirectly, by utilizing his/her position or power in the Company.

Article 2 Salary and Allowances

2.1 Salary and Compensation.

2.1.1 During the Term hereof, and unless otherwise stipulated in this Contract, the Company shall pay the Employee a basic salary according to the terms and conditions set forth in Annex A attached hereto and the HR Policy. The Company agrees to pay a year-end bonus and/or performance based bonus (if applicable) to the Employee on the basis of the performance of the Employee.

2.1.2 The Company has the right to review and make reasonable adjustments to the salary and compensation of the Employee under this Article 2 in accordance with the status of operation of the Company and the Employee’s title and job position.

2.1.3 The Company may withhold and deduct from the salary and compensation hereunder paid to the Employee the following fees and withholdings:

2.1.3.1 all deductions that are required to be made by the Company from the Employee’s compensation as set forth in a verdict by the legal authorities, arbitration decisions or other valid legal documents;

2.1.3.2 all damages to the Company as provided in this Contract or any other agreements, or otherwise legally payable by the Employee to the Company ; and

2.1.3.3 all the payable personal income tax, social insurance, housing fund, and any other fees and expenses that should be borne by the Employee and required to be deducted from the Employee’s compensation as prescribed according to the Applicable Laws.

2.2 Entire Compensation. The Employee hereby expressly agrees that, unless otherwise stipulated by the Applicable Laws, the salary and bonus (if any) as set forth in above Article 2.1.1 constitute the full payment in consideration of all services provided by the Employee hereunder and all compensation entitled to by the Employee under Article 6 hereof.

Article 3 Insurance, Benefits and Vacation

3.1 Insurance and Fringe Benefits. During the Term hereof, the Company shall provide to the Employee with social insurances and benefits connected with housing as required by the Applicable Laws, including but not limited to, pension, medical, and unemployment insurance etc.

3.2 Paid Leave. The Employee shall be entitled to an annual paid leave pursuant to the Applicable Laws.

Article 4 Work Schedule

The Employee shall follow the following work determined by the Company.

4.1 Standard Work Schedule. Where such work schedule is applicable to the Employee, the Employee shall work for eight (8) hours per day, forty (40) hours per week and five (5) days per week; or

4.2 Non-fixed Work Schedule. Given the special nature of the Employee’s position and responsibilities, to fulfill his/her duties and goals, the Employee agrees to work according to the Non-fixed Work Schedule as determined by the Company. The Company and the Employee hereby acknowledge that the Employee’s efforts so made are due to his/her job function which has been fully taken into consideration by the Employee and the Company when agreeing to the compensation to the Employee hereunder and have been completely compensated under Article 2 hereof.

Article 5 Termination/Dismissal

5.1 No Termination without Cause. The Company shall not terminate this contract without cause prior to the expiration of the Term of this Contract.

5.2 Immediate Termination. This Contract shall be immediately terminated should any of the following circumstances occur:

5.2.1 this Contract has not been renewed by both parties hereto upon expiration of this Contract;

5.2.2 the Company confirms that the Employee has fully performed all the assignments that shall be performed as agreed by both parties hereto;

5.2.3 the Company is declared bankrupt, dissolved or liquidated;

5.2.4 this Contract has not been actually performed for three (3) months; or

5.2.5 the Employee retires, or is deceased.

5.3 Termination with Cause.

5.3.1 Without prejudice to above Articles 5.1 and 5.2, under any of the following circumstances, the Company is entitled to immediately terminate this Contract:

5.3.1.1 the Employee has engaged in any competitive, fraudulent, seeking personal gains or any other dishonest behavior against the Company, and has caused serious damage to the Company;

5.3.1.2 the Employee has been seriously derelict in duties or engaged in serious misconducts for selfish ends, causing grave harm to the interests of the Company; or

5.3.1.3 the Employee has been charged with criminal offenses, or punished with detention or rehabilitation through labor for his/her violation of the Applicable Laws.

5.3.2 Without prejudice to above Articles 5.1 and 5.2 and subject to Article 5.3.3, under any of the following circumstances, the Company is entitled to terminate this Contract:

5.3.2.1 the Employee has been proven unable to satisfy the requirements or working standards of the Company during the probation period;

5.3.2.2 the Employee has seriously breached the rules of employment or work disciplines of the Company as promulgated by the Company;

5.3.2.3 the Employee violates his/her obligations or duties specified in Articles 6 and 7 of this Contract;

5.3.2.4 the Employee suffers from illness or injury unrelated to his or her job, and after the expiration of the legally prescribed medical treatment period, the Employee is unable to carry out the original job or the job otherwise assigned to the Employee by the Company;

5.3.2.5 the Employee is unable to perform the standards required by the Company and remains so after training provided by the Company or adjustment to his/her position; or

5.3.2.6 the circumstances serving as the basis of this Contract have substantially changed, rendering the performance of this Contract impossible, and, after consultation of the parties hereto, no agreement is reached as to the modification of this Contract.

5.3.3 Termination Notice.

5.3.3.1 The Company may terminate this Contract pursuant to Article 5.3.2 only after giving the Employee proper warning and a cure period (if applicable) pursuant to the warning process as set forth in the Company’s Employee Handbook and a prior written termination notice of no less than 180 days (the “Notice Period”), or with the payment of 180 days’ full salary in lieu of the written notice (the “180 Days’ Salary”). The Employee shall receive full salary during the Notice Period.

5.3.3.2 Should this Contract be terminated for cause at the Notice Period pursuant to Article 5.3.2 of this Contract, the Non-Competition Period as set forth in the Non-Competition Agreement entered into by the Company and the Employee pursuant to Article 7 of this Contract, if any, shall commence no earlier than the day after the last day of the Notice Period. For the avoidance of doubt, the compensation payment to the Employee for him or her to perform the obligations under the Non-Competition Agreement during the Non-Competition Period shall be independent and in addition to the full salary paid to the Employee during the Notice Period.

5.3.3.3 Subject to applicable laws and regulations, the Company shall make all commercially reasonable efforts to assist the Employee’s income tax planning in connection with the full salary received during the Notice Period, the 180 Days’ Salary or the compensation received for performing the obligations under the Non-Competition Agreement.

5.4 Termination by the Employee. During the Term of this Contract, the Employee may submit resignation and terminate this Contract by giving 30 day prior written notice to the Company.

5.5 Effect of Termination and Immediate Dismissal.

5.5.1 In the event that the Term of this Contract expires, this Contract is cancelled or terminated for any reason, this Article 5.5, Article 6 and (unless waived in accordance with Article 7.4) Article 7 in this Contract hereof shall survive such expiration, termination or cancellation.

5.5.2 Before such expiration, termination, or immediate dismissal by the Company, the Employee shall return to the Company all property belonging to the Company including but not limited to:

5.5.2.1 all equipment, devices and instruments furnished by the Company to the Employee in connection with the employment hereunder;

5.5.2.2 the documents and files relating to the accounting, finance, management, operation or product of the Company or the Inventions (as defined in Article 6.4) and/or containing Confidential Information (as defined in Article 6.1) (and all copies thereof) which the Employee is responsible to keep, use or are under his/her possession or control;

5.5.2.3 the name list and/or data of the suppliers, customers, other associated entities and individuals of the Company; and

5.5.2.4 the computer equipment, software, diskettes, hard drive, laser discs and other office equipment and furniture provided by the Company.

5.6.3 When this Contract is cancelled or terminated in accordance with the terms hereof, the Employee shall duly complete the hand-over of work regarding the relevant Company affairs which he/she is responsible for, to ensure such work will be adequately carried out after his/her departure without being impeded or prejudiced by his/her departure. If the Company suffers any loss or damages as a result of the Employee’s violation of the preceding provision, the Employee shall indemnify the Company against all losses in the business operation of the Company resulting therefrom.

5.7 Non-disclosure of the Reason of Termination.

5.7.1 Under no circumstance shall the Company disclose the reason or cause of the termination of this Contract to any third parties other than the executive officers, directors or relevant personnel in the human resources department of the Company who are in need of knowing such reason or cause of termination for the business operations of the Company, except such disclosure is authorized by the Employee or requested by relevant government authorities.

5.7.2 The Company shall be liable for direct and consequential loss or damages the Employee shall suffer as a result of the breach of Article 5.7.1 of this Contract by the Company.

Article 6 Confidential Information and Intellectual Property

6.1 Confidential Information. The Employee hereby acknowledges that during the course of his/her employment, the Employee may have access to confidential, proprietary or trade secret information or materials that relate generally or specifically to the employment and/or the work conducted by the Employee under this Contract or to the proprietary aspects of the business of the Company (or its affiliates, licensors, clients, or other third parties to whom the Company owes a duty of confidentiality), which are not accessible to the public, possess economic value, and that the Company has adopted measures to safeguard or which the Employee knows or ought reasonably to have known to be confidential (the “Confidential Information”). Due to his/her position the Company, the Employee is capable of acquiring and being knowledgeable of whole or part of such Confidential Information in any form, whether in writing, orally or by observation, and whether or not marked as confidential. The following samples are part of the Confidential Information but do not represent an exhaustive list of the Confidential Information:

6.1.1 financial records and accounting records;

6.1.2 the name list of customers, suppliers and agents;

6.1.3 the formula, technical process, drawings and designs;

6.1.4 the physical, chemical, biological or medical structure, process or platform or any combination therewith that the Employee has learned, used or developed for the Company during employment period;

6.1.5 the proprietary technology and patentable technology and the related data, where such proprietary technology and patentable technology have been patented or not;

6.1.6 information and plan concerning supply, marketing, research and development;

6.1.7 computer software design and application procedure;

6.1.8 records of meetings, resolutions and internal affairs of the Company; and

6.1.9 the Inventions (as defined in Article 6.4).

6.2 The Employee hereby agrees and warrants that, during the Term hereof and after the expiration, cancellation or termination of this Contract for whatsoever reason, (i) the Employee shall not utilize or reproduce the Confidential Information for any purpose (including, without limitation, his/her personal purpose or personal gains) other than to the extent required to fulfill his/her employment duties hereunder, and (ii) unless otherwise approved by the Company in writing in advance, shall not disclose or otherwise make available any such Confidential Information to any other company or person, organization or entity for any purpose and in any manner. The Employee further acknowledges that the Company owns the absolute title to such Confidential Information, and the Employee will not raise any objection or claim any right to the ownership to such Confidential Information, and that, unless in name of the Company or with the prior written approval of the Company he/she shall not apply for any registration or filing of the ownership right to the Confidential Information in any place of the world under his/her or any other person or company’s name.

6.3. Remedy. The Employee hereby acknowledges that keeping Confidential Information in confidence is an express conditions for the Company to employ the Employee under the terms hereof, and that any violation of his duties of keeping such Confidential Information in confidence will cause immeasurable damage to the Company. Therefore, the Employee hereby agrees that the Company is entitled to resort to arbitration, lawsuit or any other legal action against any violation committed by the Employee of the duties under Article 6, and that the Company is entitled to apply to the relevant arbitration panel and the court for an injunctive and compensatory relief or award without the necessity of proving any actual damage suffered by the Company. Without prejudice to the other rights and remedies available to the Company, the Employee agrees that, as long as the Company is able to prove the Employee’s violation of his/her duties under this Article 6, the Employee shall pay the Company a sum of liquidated damages, amounting to Employee’s one year salary in full.

6.4 Ownership of Intellectual Property and Inventions.

The Employee hereby agrees that any and all suggestions, descriptions, ideas, inventions (whether or not patentable), discoveries, designs, improvements, original works of authorship, know-how, trade secrets, techniques, data, strategies, methods, syntheses, processes, practices, skill, experience, documents, apparatus, devices, chemical and biological formulations, compounds, composition of matter, chemical and biological samples, assays, inventions arising out of biology screening including, but not limited to, any uses and method of treatment, data analysis methods, and computational or synthesis technology that is conceived and/or reduced to practice by Employee, any improvement to the financial software, accounting software, design or product of the Company and any related software, inventories, research and technology, and any design and plan concerning the Company’s management and operation, or market development, which are developed or made by the Employee, either alone or jointly with others, in the course of the Employee’s employment by the Company hereunder (together with all intellectual property rights subsisting therein, the “Inventions”), shall be deemed as employment-related work, inventions, discoveries and achievements, and shall vest in and be the exclusive property of the Company. To the extent that they do not vest in the Company by operation of law upon creation, the Employee hereby assigns and agrees to assign to the Company all his/her right, title and interest in and to any and all of the Inventions and agrees to take all necessary measures (including execution of all documents) as permitted by law to register or assign such Inventions into the name of the Company. Subject to reimbursement of reasonable expenses incurred, the Employee undertakes to provide all reasonable assistance to the Company to enable the Company to enforce its intellectual property rights in the Inventions.

6.4.1 Company agrees to fully negotiate and resolve any rights such employee might have, to the extent required under Chinese Law, in respect of any intellectual property or invention developed, generated, discovered, evolved or derived hereunder, including any rights to any reward or remuneration related to Employee’s contribution to such intellectual property or invention, or to Company’s exploitation of such intellectual property or invention thereof.

6.4.2. Employee agrees not to claim any fees, compensation or remuneration from any third party, including the third party that the Company has entered a contact with, regarding any rights to any reward or remuneration related to Employee’s contribution to such intellectual property or invention other than fees and compensation Employee received by Company in accordance with 6.4.1.

6.5 Non-Disclosure Agreement. The Company and the Employee hereby acknowledge and covenant that, in respect to any matters not specified herein, the Employee and the Company shall separately enter into a Non-Disclosure Agreement with the Company.

Article 7 Non-competition

The Company and the Employee will sign a Non-Competition Agreement to stipulate the rights and obligations of the parties.

Article 8 Training

The Company will possibly provide a training program, when necessary, for the Employee, to update the Employee’s professional skills and to meet the long-term objectives of both the Company and the Employee. The Employee shall follow the training program that the Company arranged, and enter into a Training Agreement to stipulate respective rights and obligations of both parties thereto.

Article 9 Miscellaneous

9.1 Language and Text. This Contact is written in both Chinese and English in two original counterparts of each language. In case of any discrepancies between the Chinese version and the English version, [the Chinese version shall prevail. — to be used for PRC Subsidiaries] [the English version shall prevail. — to be used for Offshore Entities] Each party shall keep one original copy, and all original copies constitute one and the same document, and this Contract shall come into force immediately upon signing by the Company and the Employee.

9.2 Contractual Capacity. The Employee hereby represents and warrants that the Employee has the full legal capacity to sign and be bound by this Contract. Neither the signing of this Contract nor the performance of any duties thereunder by the Employee constitutes or will constitute a default by the Employee under other employment contract or agreement executed with any employer other than the Company which is binding upon the Employee, or a violation of any document of other companies, organizations or entity binding on him/her.

9.3 Validity. In the event that any provision of this Contract fails to comply with the Applicable Laws, the Applicable Laws shall prevail.

9.4 Severability. If any provision of this Contract conflicts with or is held invalid or illegal under the Applicable Laws, the remainder of this Contract shall nevertheless remain in full force and effect.

9.5 Headings. The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Contract.

9.6 Amendments. This Contract may not be revised, amended or supplemented unless by a written agreement between, and upon signatures by, the Company and the Employee.

9.7 Assignment. This Contract is personal in its nature and neither the Company or the Employee shall, without the consent of the other, assign or transfer this Contract or any rights or obligations hereunder.

9.7.1 If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Contract to the Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate.

9.7.2 The Company will require any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Contract in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Contract and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled to hereunder if the Company had terminated the Employee’s employment other than for cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Contract, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9.7 or which otherwise becomes bound by all the terms and provisions of this Contract by operation of law.

9.8 Entire Contract. This Contract contains the entire agreement between the parties hereto regarding the matters hereof, and supersedes all prior agreements and understandings of the parties except for the afore-mentioned Non-Disclosure Agreement (if any), Non-Competition Agreement (if any) and Training Agreement (if applicable).

9.9 Settlement of Disputes. Should any disputes between the Company and the Employee arising out of or in connection with this Contract occur, the Company and the Employee shall use their best efforts to resolve through friendly negotiation. In the event such disputes are not settled through negotiation, the Company and/or the Employee may submit the dispute to the competent labor arbitration commission at the venue where the Company is located and solve the dispute through labor arbitration, within 60 days of the occurrence of such dispute. Where the result of labor arbitration is not satisfactory, either party to this Contract may initiate an action with the competent court at the venue where the Company is located, within 15 days of either party’s receipt of arbitration award.

9.10 Governing Law. The formation, validity, interpretation, execution, amendment and termination of and settlement of disputes under this Contract shall all be governed by the officially published and publicly available laws and regulations of [the PRC] [other jurisdiction] (the “Applicable Laws”). When the Applicable Laws do not cover a certain matter, international legal principles and practices shall apply. Solely for the purposes of this Contract, the PRC means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

Executed by the parties as follows:

ShangPharma Corporation

Name:

Title :

Date :

Name of Employee

(signature)

Date :

[Signature Page to Employment Contract]

ANNEX A

DESCRIPTION OF SERVICES AND COMPENSATION

SERVICES

COMPENSATION

Employee will be compensated with the following:

(1)	Base Salary.

(2)	Expenses.

(3)	Vacation.

(4)	Insurance.